**PRESS RELEASE**

Contact:
Thomas F. Gibney, President and CEO
12 Main Street
Walden, NY 12586
(845) 778-2171

October 31, 2008

             HOMETOWN BANCORP, INC. ANNOUNCES THIRD QUARTER EARNINGS


     Hometown Bancorp, Inc., (the "Company") (OTCBB: HTWC) the mid-tier holding company for Walden Federal Savings and Loan Association (the "Bank"), announced earnings of $193,000 for the three months ended September 30, 2008 as compared to $248,000 for the same period in 2007. For the nine months ended September 30, 2008, the Company reported net income of $552,000 compared to $633,000 for the same period in 2007.

     For the three months ended September 30, 2008, net interest income increased 8.0% to $1.7 million from $1.5 million for the same period in 2007. For the nine months ended September 30, 2008, net interest income increased 10.3% to $4.7 million from $4.3 million for the same period in 2007. The increase in net interest income for the three and nine month periods in 2008 resulted primarily from a $11.5 million and a $10.2 million increase in the average balance of interest-earning assets and a reduction in the cost of interest-bearing liabilities of 114 and 78 basis points for the respective periods. This gain was partially offset by a 85 and a 60 basis point decrease in the yield on total interest-earning assets for the three and nine months ended September 30, 2008, respectively. Our net interest rate spread in the comparable three and nine month periods ended September 30, 2008 and 2007 increased by 29 basis points to 4.34% and 18 basis points to 4.16%, respectively. The net interest margin decreased 5 basis points to 4.84% and increased 8 basis points to 4.76% for the three and nine month periods of September 30, 2008, respectively, as compared to the same periods in 2007.

     The provision for loan losses increased by $68,000 to $134,000 for the three months ended September 30, 2008 and $74,000 to $234,000 for the nine months ended September 30, 2008 as compared to the same periods in 2007. The increase in the three and nine month provisions reflected the increase in the levels of nonperforming loans and weakening economic conditions in our market area. Nonperforming loans as a percentage of total loans increased from 0.10% at December 31, 2007, to 1.39% as of September 30, 2008, due to an increase of $1.7 million in nonperforming loans to $1.8 million as of September 30, 2008. The reasons for the increase in nonperforming loans was the addition of six nonperforming loans; a $112,000 residential mortgage loan, a $533,000 one family spec home loan, two junior liens totaling $372,000 of which $225,000 is expected to be paid in full in the next quarter and two commercial nonresidential mortgage loans totaling $580,000.

     Non-interest income was $468,000 for the quarter ended September 30, 2008 compared to $418,000 for the quarter ended September 30, 2007. Contributing primarily to the increase in non-interest income for the three months ended
September 30, 2008, was a reduction of an accrued liability due to the settlement of a litigation matter of approximately $83,000, offset by a decrease in mortgage banking income, net, of $18,000 for the three months ended September 30, 2008 as compared to the same period in 2007, as a result of the decrease in the volume of mortgages sold during the period and the gains derived from these sales.

     Non-interest income was $1.3 million for both the nine months ended September 30, 2008 and 2007. A reduction of an accrued liability due to the settlement of a litigation matter of approximately $164,000 was offset by decreases in banking fees and service charges of $32,000 as compared to the nine months ended September 30, 2007, as a result of customer preference for service charge free accounts and the competitive banking environment. In addition, mortgage banking income, net, decreased $74,000 for the nine months ended September 30, 2008 as compared to the same period in 2007, as a result of the decrease in the volume of mortgages sold during the period and the gains derived from these sales.

     Non-interest expense was $1.7 million for the quarter ended September 30, 2008 compared to $1.5 million for the quarter ended September 30, 2007. Non-interest expense was $4.9 million for the nine months ended September 30, 2008 compared to $4.4 million for the nine months ended September 30, 2007. The primary reason for the increase in non-interest expense during the three and nine month comparable periods were the expenses associated with the operating of a new branch office and the related compensation and benefit expenses for increased branch and support staffing. Non-interest expense included expenses of $51,000 and $219,000 for the three and nine months ended September 30, 2008, respectively, for the Bank's sixth branch office which opened in September 2007, in the Town of Newburgh. In addition, non-interest expense for professional fees increased by $29,000 and $130,000, for the three and nine months ended September 30, 2008, as compared to the same periods in the prior year primarily due to expenses relating to being a public company.

     Total assets grew $14.6 million, or 11.0%, to $147.3 million at September 30, 2008 from $132.7 million at December 31, 2007. Loans net, increased $9.9 million, or 8.1%, from $121.5 million at December 31, 2007 to $131.4 million at September 30, 2008. Loan growth during the nine months of 2008 consisted of $10.7 million in residential mortgages, $2.2 million in land loans, offset by a decrease of $3.2 million in commercial business loans. During the nine months of 2008, cash and cash equivalents increased by $3.0 million, while investment securities decreased by $488,000 primarily due to principal repayments on mortgage-backed investments.

     Total deposits were $122.7 million at September 30, 2008 compared to $112.1 million at December 31, 2007, an increase of $10.6 million or 9.5%. The growth in deposits was predominately in certificates of deposit which increased by $10.0 million mostly due to promotions of these accounts.

     Total borrowings were $3.0 million at September 30, 2008 compared to no borrowings at December 31, 2007. The borrowings were advances from the FHLB used to partially fund the loan growth.

     Total stockholders' equity increased $499,000 from $18.5 million at December 31, 2007 to $19.0 million at September 30, 2008. This increase was primarily due to earnings of $552,000 for the nine months ended September 30, 2008, partially offset by common stock repurchases of $80,000.

     Established in 1919, the Bank is a community-oriented financial institution headquartered in Walden, New York. Through its six offices, the Bank offers a full-range of financial services to individuals and businesses within its market area. For more information on Hometown Bancorp, Inc. and Walden Federal Savings and Loan Association go to our website www.waldenfederal.com.

This press release contains certain forward-looking statements that are based on assumptions and may describe future plans, strategies and expectations of the Company. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and the Bank, and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.

                        Selected Financial and Other Data



--------------------------------------------------------------------------------------------
                                                      September 30,             December 31,
(Dollars in thousands)                                     2008                     2007
--------------------------------------------------------------------------------------------
Financial Condition Data:
Total assets                                              $147,283                  $132,690
Investment securities                                        2,289                     2,777
Loans receivable, net                                      131,360                   121,510
Deposits                                                   122,654                   112,061
Borrowings                                                   3,000                         -
Total stockholders' equity                                  18,979                    18,480

Capital Ratios:
Average equity to average assets                             13.69  %                  10.67  %
Equity to total assets at the end of the period              12.89                     13.93

Asset Quality Ratios:
Allowance for loan losses as a percent of total
loans                                                         0.76  %                   0.64  %
Allowance for loan losses as a percent of
nonperforming loans                                          54.90                    634.68
Net charge-offs to average outstanding loans
during the period (annualized)                                0.02                      0.02
Nonperforming loans as a percent of total loans               1.39                      0.10



--------------------------------------------------------------------------------------------------------------------------
                                                         Three Months Ended                        Nine Months Ended
                                                            September 30,                            September 30,
(Dollars in thousands, except per share data)          2008                 2007                2008                2007
-----------------------------------------------------------------------------------------------------------------------------
Operating Data:
Interest income                                        $ 2,235              $ 2,317             $ 6,566             $ 6,599

Interest expense                                           567                  772               1,870               2,341
                                                    -------------------------------------------------------------------------
Net interest income
                                                         1,668                1,545               4,696               4,258

Provision for loan losses                                  134                   66                 234                 160
                                                    -------------------------------------------------------------------------
Net interest income after provision for loan
losses                                                   1,534                1,479               4,462               4,098

Noninterest income                                         468                  418               1,311               1,286

Noninterest expenses                                     1,678                1,498               4,871               4,360
                                                    -------------------------------------------------------------------------
Income before taxes
                                                           324                  399                 902               1,024

Income tax expense                                         131                  151                 350                 391
                                                    -------------------------------------------------------------------------
Net income                                             $   193              $   248             $   552             $   633
-----------------------------------------------------------------------------------------------------------------------------

Earnings Per Common Share:
Basic and diluted                                       $ 0.08               $ 0.11              $ 0.24              $ 0.38
Weighted average shares outstanding                      2,291                2,290               2,292               1,650

Performance Ratios (1):
Return on average assets                                  0.54  %              0.75  %             0.54  %             0.67   %
Return on average equity                                  4.06                 5.46                3.91                7.04
Interest rate spread (2)                                  4.34                 4.05                4.16                3.98
Net interest margin (3)                                   4.84                 4.89                4.76                4.68
Noninterest income to average assets                      1.30                 1.27                1.27                1.35
Noninterest expense to average assets                     4.67                 4.54                4.72                4.58
Efficiency ratio (4)                                     78.56                76.31               81.09               78.64
Average interest-earning assets to average
   interest-bearing liabilities                         130.88               134.59              131.71              127.28


     (1) Performance ratios are annualized.
     (2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
     (3) Represents net interest income as a percent of average interest-earning assets.
     (4) Represents noninterest expense divided by the sum of net interest income and noninterest income.